Exhibit 10.70

AMENDED AND RESTATED

LOAN AGREEMENT

This Amended and Restated Loan Agreement is made as of May 19, 2006, between TECSTAR MANUFACTURING CANADA LIMITED as Borrower and COMERICA BANK, a Michigan banking corporation and authorized foreign bank under the Bank Act (Canada) through its Canadian Branch carrying on business under the name Comerica Bank, Canada Branch, as Lender.

RECITALS

A. WHEREAS the Borrower and the Bank entered into a Loan Agreement dated April 30, 2003, as amended (the “Prior Loan Agreement”);

B. WHEREAS the Borrower and the Bank desire to amend and restate the Prior Credit Agreement in its entirety;

C. WHEREAS the Borrower has requested that the Lender extend a revolving credit facility to the Borrower up to Five Million U.S. Dollars (U.S.$5,000,000) in the aggregate for the purposes of (a) providing working capital finance to the Borrower (including letter of credit requirements), and (b) paying certain fees and expenses associated with the Credit Facility; and for these purposes, the Lender is willing to make certain loans and other extensions of credit to the Borrower of up to such amount upon the terms and conditions set forth herein;

D. AND WHEREAS it is a condition of providing such credit facility that the Borrower execute this Agreement;

FOR VALUE RECEIVED, the parties agree that the Prior Credit Agreement is amended in its entirety as follows:

SECTION 1

DEFINITIONS

1.1	Definitions

In this Agreement:

Account for Payments shall mean the accounts maintained by the Lender for all payments for and by the Borrower set out opposite the Lender’s name on Schedule 1 or such other accounts as the Lender may from time to time advise the Borrower in writing.

Additional Compensation shall have the meaning given to it in Section 4.6(3) of this Agreement.

Adjusted Liabilities shall mean as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP, excluding, however, the long term portion of any mortgage indebtedness of a Person incurred to acquire real estate.

Affected Borrowing shall have the meaning given to it in Section 4.7 of this Agreement.

Affiliate shall have the meaning given to it in the Business Corporations Act (Ontario), as in effect on the Closing Date.

Agreed Currency shall have the meaning given to it in Section 13.18 of this Agreement.

Agreement shall mean this agreement, including the Schedules hereto, as amended, varied, supplemented, restated, renewed or replaced at any time from time to time.

Applicable Law shall mean, in respect of any Person, property, transaction or event, all present and future laws, statutes, regulations, treaties, judgments and decrees applicable to that Person, property, transaction or event (whether or not having the force of law with respect to regulatory matters applicable to the Lender) and all applicable requirements, requests, official directives, consents, approvals, authorizations, guidelines, rules, orders and policies of any Governmental Authority having or purporting to have authority over any the Person, property, transaction or event.

Applicable Margin shall mean, with respect to Prime Rate Loans and Canadian Prime Rate Loans, as of any date of determination, the applicable interest rate margin determined in accordance with the provisions of Section 4.1 by reference to the appropriate columns in the pricing matrix attached to this Agreement as Schedule 2.

Borrowing Base shall have the meaning given to such term in the Tecstar Credit Agreement.

Borrower shall mean Tecstar Manufacturing Canada Limited, a Nova Scotia limited company, together with its successors and permitted assigns.

Borrower’s Accounts shall mean, in respect of the Borrower, a U.S. Dollar account of the Borrower maintained at the Branch of Account of the Lender in Canada, particulars of which the Borrower has advised the Lender in writing.

Borrowing Base shall mean the amount determined pursuant to the advance formula contained in the Advance Formula Agreement.

Branch of Account shall mean the branch of the Lender at the address set out opposite the Lender’s name on Schedule 3 or such other branch as the Lender may advise the Borrowers in writing.

Business Day shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Toronto.

Canadian Benefit Plans shall mean all material employee benefit plans or arrangements maintained or contributed to by the Loan Parties that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of the Loan Parties participate or are eligible to participate but excluding all stock option or stock purchase plans.

Canadian Dollars and the symbol “C$” shall mean lawful money of Canada.

Canadian Pension Plans shall mean all plans and arrangements which are considered to be pension plans for the purposes of any applicable pension benefits standard statute and/or regulation in Canada established, maintained or contributed to by each Loan Party for its employees or former employees.

Canadian Prime Rate shall mean the per annum interest rate established by the Lender and publicly announced as its prime rate for Canadian Dollar denominated commercial loans to its borrowers as such rate may vary from time to time, which rate may not be the Lender’s lowest rate for loans to its commercial borrowers.

Canadian Prime Rate Loans shall mean a loan denominated in Canadian Dollars made by the Lender to the Borrower which bears interest calculated with reference to the Canadian Prime Rate.

Capital Expenditures shall mean, without duplication, any amounts accrued or paid in respect of any purchase or other acquisition for value of fixed or capital assets; provided that, in no event shall Capital Expenditures include amounts expended in respect of normal repair and maintenance of plant facilities, machinery, fixtures and other like capital assets utilized in the ordinary conduct of business (to the extent such amounts would not be capitalized in preparing a balance sheet determined in accordance with GAAP).

Capital Lease shall mean, with respect to any Person, any lease or other arrangement relating to property or assets which would be required to be accounted for as a capital lease on a balance sheet of that Person in accordance with GAAP. The amount of any Capital Lease at any date shall be the amount of the obligation in respect thereof which would be included on the balance sheet.

Capital Stock shall mean, with respect to any Person, any and all shares, share capital, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation), in each case whether now outstanding or hereafter issued.

Claim shall have the meaning given to it in Section 4.9(1) of this Agreement.

Closing Date shall mean May 19, 2006.

Collateral shall mean all of the existing and after acquired real and personal, tangible and intangible assets of the Loan Parties, including, without limitation, all cash, cash equivalents, bank accounts, accounts, other receivables, chattel paper, contract rights (including a specific assignment of insurance policies), inventory (wherever located), instruments, documents, negotiable instruments, warehouse receipts and similar documents of title relating to inventory, securities (whether or not marketable), equipment, fixtures, real property interests, franchise rights, patents, trade names, trademarks, copyrights, intellectual property, general intangibles, investment property and all substitutions, accessions and proceeds of the foregoing (including insurance proceeds).

Contract Period shall mean the period selected by the Borrower in accordance with Section 3.1 commencing on the Drawdown Date or Rollover Date, as applicable, and expiring on a Business Day, subject to the terms of Section 2.1(6) with respect to Letters of Credit.

Credit Facility shall mean the Revolving Facility.

Current Assets shall mean with respect to any Person, as of any applicable date of determination, all cash, non-affiliated customer receivables, trade receivables from Affiliates and unbilled receivables, United States government securities, income tax refunds, tooling and inventories.

Debt shall mean, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date, but excluding obligations to trade creditors incurred in the ordinary course of business and payable in accordance with customary practices, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease obligations and the present value (discounted at the Prime Rate as in effect on the effective date of this Agreement) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Debt referred to above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, (i) all Guarantee Obligations, and (j) any obligation contingent or other required to be classified in accordance with GAAP upon such Person’s balance sheet as a liability.

Default shall have the meaning given to it in Section 8.24 of this Agreement.

Documents shall mean this Agreement, the Security Documents, and all certificates, instruments, agreements and other documents delivered, or to be delivered, to the Lender (or its agent) under this Agreement or any other Document and, when used in relation to any Person, the term Documents means the Documents executed and delivered by the Person.

Drawdown Date shall mean a Business Day on which a Loan is made or deemed to be made.

Environmental Laws shall mean all Canadian and United States federal, provincial, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapour, fumes, soot, acids, alkalis, chemicals, wastes, by- products and recycled materials.

Environmental Liabilities shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, administrative order, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

Environmental Permits shall mean all permits, licenses, written authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

Equipment shall mean all of the Borrower’s now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

Equivalent Amount shall mean, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency at the 12:00 noon rate quoted on the Reuters Monitor Screen (Page BOFC or such other Page as may replace such Page for the purpose of displacing such exchange rates) on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed in writing between the Borrowers and the Lender.

ERISA shall mean the United States Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

Event of Default shall have the meaning ascribed to it in Section 8.24 of this Agreement.

Excluded Taxes has the meaning given to it in Section 5.4(4) of this Agreement.

GAAP shall mean (i) in respect of the Borrower, generally accepted accounting principles in effect from time to time in Canada as applied in a consistent manner from period to period including, without limitation, the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants, and (ii) in respect of Tecstar, LLC, generally accepted accounting principles in effect from time to time in the United States as applied in a consistent manner from period to period.

Government Approvals shall mean, with respect to any Person, all licences, permits, consents, authorizations and approvals from any and all Governmental Authorities required for the conduct of that Person’s business as presently conducted.

Governmental Authority shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Guarantee Obligation shall mean, with respect to any Person (the “guaranteeing person”), (a) any obligation of the guaranteeing person or (b) any obligation of another person (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement, counter-indemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Lenders.

Guarantor(s) shall mean Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum”), Tecstar and each of their respective Subsidiaries which are required by the Lender to guarantee the obligations of the Borrower hereunder and under the other Documents.

Hazardous Material shall mean any substance, material or waste which is regulated by or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance which is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “dangerous good”, “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, (b) petroleum or any fraction or by-products thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

Indemnified Person shall have the meaning given to it in Section 4.9(1) of this Agreement.

Interest Payment Date shall mean the last Business Day of each month.

Issuance Date shall mean the date on which a Letter of Credit is issued by the Lender in favour of a third party at the request of the Borrower.

ITA shall mean the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder, as in effect on the Closing Date.

L/C Agreement shall have the meaning given to it in Section 2.1(6)(c) of this Agreement.

L/C Obligations shall mean, with respect to the Borrower, at any time, an amount equal to the sum of (A) the aggregate then undrawn and unexpired amount of all then outstanding Letters of Credit and (B) the aggregate amount of drawings under all Letters of Credit which have not been reimbursed by the Borrower.

Leases shall have the meaning given to it in Section 8.8(1) of this Agreement.

Lender shall mean Comerica Bank, a Michigan banking corporation and authorized foreign bank under the Bank Act (Canada) through its Canadian branch carrying on business under the name Comerica Bank, Canada Branch, and its successors and assigns.

Letter of Credit shall mean a standby letter of credit issued by the Lender for the account of the Borrower.

Lien means any mortgage, charge, lien, hypothec or encumbrance, whether fixed or floating on, or any security interest in, any property, whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, Capital Lease or other security arrangement of any kind.

Loan shall mean a Prime Rate Loan, a Canadian Prime Rate Loan or an extension of credit by issuance of Letters of Credit under the Revolving Facility, and Loans means any combination of them.

Loan Party shall mean each Person, including the Borrower and the Guarantors, providing a Security Document to the Lender, as security for, or a guarantee of, the obligations of the Borrower hereunder.

Obligations means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for the payment of monetary amounts (whether or not performance is then required or contingent, or those amounts are liquidated or determinable) owing by the Borrower or any Loan Party to the Lender under any or all of the Documents and all covenants and duties regarding those amounts, of any kind or nature, present or future, whether or not evidenced by any agreement or other instrument, owing under any or all of the Documents including, without limitation, all obligations owed by the Borrower to the Lender under the Credit Facility.

Permitted Liens shall mean, with respect to the Loan Parties:

(i)	Liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that such provision for the payment of all such taxes has been made on the books of such Person as may be required by generally accepted accounting principles, consistently applied;

(ii)	mechanics’, materialmen’s, carriers’, warehousemen’s and similar Liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens and encumbrances shall have been duly suspended; and (ii) such provision for the payment of such Liens and encumbrances has been made on the books of such Person as may be required by GAAP;

(iii)	Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended; and (ii) such provision for the payment of such Liens has been made on the books of such Person as may be required by GAAP;

(iv)	Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations has been made on the books of such Person as may be required by GAAP;

(v)	minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not materially interfere with the business of such Person;

(vi)	purchase money security interests in inventory and equipment to secure the indebtedness referred to in Section 10.5(c) hereof, provided that such security interest is created contemporaneously with the acquisition of such asset and does not extend to any property other than the asset so purchased; and

(vii)	Liens of such Person under the Security Documents securing the Obligations.

Person shall mean an individual, corporation, partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

PPSA shall mean the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of the security interests of the Lender (or its agent) in any collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

Prime Rate shall mean the per annum interest rate established by the Lender and publicly announced as its prime rate for U.S. Dollar denominated commercial loans to its borrowers as such rate may vary from time to time, which rate may not be the Lender’s lowest rate for loans to its commercial borrowers.

Prime Rate Loan shall mean a loan denominated in U.S. Dollars made by the Lender to the Borrower which bears interest calculated with reference to the Prime Rate.

Real Properties shall have the meaning given to it in Section 8.7(1) of this Agreement.

Release shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape. injection, deposit, disposal, discharge, dispersal, dumping,

leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

Revolving Facility shall have the meaning given to it in Section 2.1(1) of this Agreement.

Revolving Loan shall mean an extension of credit by the Lender to the Borrower made available under the Revolving Facility by way of Prime Rate Loans or Canadian Prime Rate Loans (and for greater certainty, when reference is made to the outstanding amount of all Revolving Loans, such amount shall include all outstanding L/C Obligations) and shall mean the aggregate U.S. Dollar Amount of all such Revolving Loans.

Revolving Maturity Date shall mean February 1, 2009.

Revolving Commitment shall mean U.S. $5,000,000, as cancelled, reduced or terminated under this Agreement.

Rollover means the rollover of a Loan made by way of Letter of Credit for an additional Contract Period under Section 2.1(6)(g).

Rollover Date means the Business Day on which a Rollover occurs.

Schedules means the schedules attached to and forming part of this Agreement.

Security Documents shall mean each of the documents listed in Schedule 5 together with all other security documents provided by the Loan Parties from time to time in accordance with the terms hereof.

Tecstar shall mean Tecstar Automotive Group, Inc. (formerly known as Starcraft Corporation), an Indiana corporation and its successors and assigns.

Tecstar Credit Agreement shall mean the Second Amended and Restated Credit Agreement dated May 19, 2006 by and among Tecstar, Comerica Bank, as Agent and the lenders party thereto, as amended or modified from time to time.

Subordinated Debt shall mean all indebtedness subordinated on terms satisfactory to the Lender.

Subsidiary shall mean any corporation, association, limited liability company, joint stock company, business trust limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries.

Tax and Taxes includes all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges of any nature (including income, corporate, capital (including large corporations), net worth, sales, consumption, use, transfer, goods and services, value-added, stamp, registration, franchise, withholding, payroll, employment, health, education, employment insurance, pension, excise, business, school, property, occupation, customs, anti-dumping and countervail taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges) imposed by any governmental authority, together with any fines, interest, penalties or other additions on, to, in lieu of, for non-collection of or in respect of those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges.

Tecstar shall mean Tecstar, LLC, an Indiana limited liability company and its successors and assigns.

U.S. Dollars, $ and U.S. $ shall mean lawful currency of the United States of America.

U.S. Dollar Amount shall mean, for any amount of any particular date, the aggregate of:

(i)	the portion, if any, of the amount denominated in U.S. Dollars; and

(ii)	the Equivalent Amount in U.S. Dollars (determined on such date unless otherwise specified herein) of the portion, if any, of the amount denominated in another currency.

SECTION 2

CREDIT FACILITIES

2.1	Revolving Facility

(1)	Establishment of Revolving Facility. Subject to the terms and conditions of this Agreement, the Lender hereby establishes in favour of the Borrower a revolving credit facility (the “Revolving Facility”) in the aggregate amount of the Revolving Commitment. The Lender agrees to make available until the Revolving Maturity Date the Revolving Commitment in U.S. Dollars by way of Prime Rate Loans and in Canadian Dollars by way of Canadian Prime Rate Loans. Subject to Section 2.1(6) below, the Lender also agrees to make available the Revolving Commitment by way of issuance of Letters of Credit at the request of the Borrower.

(2)	Lender’s Obligations. Notwithstanding any provision of this Agreement, the Lender shall not be obligated to make available to the Borrower a Revolving Loan if after giving effect to such Loan the U.S. Dollar Amount of all Revolving Loans made available to the Borrower would exceed the Revolving Commitment.

(3)	Availability of Revolving Facility. Notwithstanding any other provision of this Agreement, the U.S. Dollar Amount of the Revolving Loans made to the Borrower shall not exceed the lesser of (A) the Revolving Commitment, and (B) the Borrowing Base and the Revolving Loan and the aggregate amount of all credit extensions under the Tecstar Agreement shall not exceed the lesser of (C) U.S. $25,000,000 and (D) the Borrowing Base.

(4)	Revolving Feature. Subject to the provisions of this Agreement, the Borrower may increase or reduce the Revolving Loans outstanding under the Revolving Facility by borrowing, repaying and reborrowing Prime Rate Loans and Canadian Prime Rate Loans and causing the issue and re-issue of Letters of Credit.

(5)	Purpose. The proceeds of the Revolving Loans shall be used to fund the working capital needs of the Borrower and other general corporate purposes, and support letter of credit requirements of the Borrower.

(6)	Letters of Credit.

(a)	L/C Commitment. Subject to the terms and conditions of this Agreement and the L/C Agreement, the Lender agrees to make Revolving Loans by the issue of standby Letters of Credit on any Business Day prior to the Revolving Maturity Date in such form as may be approved from time to time by the Lender, provided that the Lender shall have no obligation to issue any Letter of Credit, if after giving effect to such issuance the aggregate L/C Obligations of both Borrowers outstanding to the Lender would exceed U.S. $500,000.

(b)	Currency. Each Letter of Credit shall be issued in U.S. Dollars.

(c)	Other Documentation. The issue of a Letter of Credit is subject to the execution and delivery of an application and agreement or other specific agreement relative to the instrument in form and substance satisfactory to the Lender acting reasonably (“L/C Agreement”). In the event of a conflict between the terms and conditions of the L/C Agreement and this Agreement, this Agreement shall prevail.

(d)	Retirement. A Letter of Credit may only be retired on its maturity date which must be a Business Day unless and to the extent it has been honoured or unless the written consent of the beneficiary of the instrument has been obtained and the original instrument has been returned to the Lender.

(e)	Drawings. The Borrower shall by no later than 12:00 (noon) on any day which a drawing is made under a Letter of Credit, pay to the Lender an amount equal to the amount of such drawing, failing which the amount of such drawing shall be a Prime Rate Loan.

(f)	Term. No Contract Period shall extend beyond the Revolving Maturity Date.

(g)

Rollover. Before the maturity date of any Letter of Credit, the Borrower shall notify the Lender at its Branch of Account by notice substantially in the form attached as Schedule 2.1(6)(g) if it wishes the issue of a replacement Letter of Credit on the maturity date. If the Borrower fails to provide the foregoing notice, the maturing Letter of Credit shall expire on its maturity date.

SECTION 3

BORROWING PROCEDURES

3.1	Borrowing Procedures-General

(1)	Notice of Borrowing. All Loans under this Agreement require notice. To request a Loan, the Borrower shall give the Lender written notice substantially in the form attached as Schedule 3.1(1), indicating the details of the requested Loan, at or before the time set out below opposite the type of Loan that the Borrower wishes to request:

Type of Loan	Time of Notice
Prime Rate Loans and Canadian Prime Rate Loans	Before 10:00 a.m. one (1) Business Day prior to the Drawdown Date

Letters of Credit	Before 10:00 a.m. three (3) Business Days prior to the requested Drawdown Date

Each notice given in respect of a Loan to be made by way of Prime Rate Loan or Canadian Prime Rate Loan shall indicate the amount of the required Loan and the date funds are required. Each notice given in respect of a Loan to be made by way of Letters of Credit shall indicate the amount of the Letter of Credit to be issued, the applicable Contract Period, the beneficiary, the terms of draw under the requested Letter of Credit and all other relevant information

(2)	Interest Determination. Each determination by the Lender of the Prime Rate shall, in the absence of manifest error, be final, conclusive and binding on the Borrower.

3.2	[Intentionally Left Blank]

3.3	Reliance on Oral Instructions

The Lender shall be entitled to act upon the oral instructions of any Person who the Lender, acting reasonably, believes is a Person authorized by the Borrower to act on the Borrower’s behalf. The Lender shall not be responsible for any error or omission in those instructions or in the performance thereof except in the case of gross negligence or wilful misconduct by the Lender or its employees. Any instructions so given shall be confirmed in writing by the Borrower to the Lender on the same day. The Borrower shall indemnify the Lender for any loss or expense suffered or incurred by the Lender as a consequence of the Lender acting upon instructions given or agreements made over the telephone or by electronic transmission of any type with Persons reasonably believed by the Lender to have been acting on the Borrower’s behalf.

3.4	Deposit of Proceeds of Loans

The Lender shall credit to the Borrower’s Account on the applicable Drawdown Date the proceeds of each Loan.

3.5	Evidence of Obligations

The Lender shall open and maintain at its Branch of Account, accounts and records evidencing the Obligations of the Borrower to the Lender with respect to Loans made available by the Lender. The Lender shall record in those accounts by appropriate entries all amounts on account of those Obligations and all payments on account thereof. Those accounts and records will constitute, in the absence of manifest error, prima facie evidence of those Obligations from time to time, the date each Loan was made and the amounts that the Borrower has paid from time to time on account of those Obligations.

SECTION 4

INTEREST, FEES AND EXPENSES

4.1	Interest on Loans

(1)	Interest on Prime Rate Loans

(a)	Rate. The Borrower shall pay to the Lender interest on Prime Rate Loans at the applicable Account for Payments at a rate per annum equal to the Prime Rate plus the Applicable Margin.

(b)	Change in Rate. Each change in the fluctuating interest rate applicable to each Prime Rate Loan will take place simultaneously with the corresponding change in the Prime Rate without the necessity for any notice to the Borrower.

(c)	Calculation. Interest on Prime Rate Loans shall be payable monthly in arrears on every Interest Payment Date and on the Revolving Maturity Date for the period from and including, as the case may be, the Drawdown Date or the immediately preceding Interest Payment Date to but excluding the first-mentioned Interest Payment Date or the Revolving Maturity Date, as applicable, and shall be calculated on a daily basis on the principal amount of the Prime Rate Loans remaining unpaid on the basis of the actual number of days elapsed in a year of 365 days.

(2)	Interest on Canadian Prime Rate Loans

(a)	Rate. The Borrower shall pay to the Lender interest on Canadian Prime Rate Loans at the applicable Account for Payments at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin.

(b)	Change in Rate. Each change in the fluctuating interest rate applicable to each Canadian Prime Rate Loan will take place simultaneously with the corresponding change in the Canadian Prime Rate without the necessity for any notice to the Borrower.

(c)	Calculation. Interest on Canadian Prime Rate Loans shall be payable monthly in arrears on every Interest Payment Date and on the Revolving Maturity Date for the period from and including, as the case may be, the Drawdown Date or the immediately preceding Interest Payment Date to but excluding the first-mentioned Interest Payment Date or the Revolving Maturity Date, as applicable, and shall be calculated on a daily basis on the principal amount of the Canadian Prime Rate Loans remaining unpaid on the basis of the actual number of days elapsed in a year of 365 days.

4.2	Letter of Credit Fees

Upon the issue of a standby Letter of Credit by the Lender, the Borrower shall pay to the Lender a fee at a rate equal to                      percent (        %) per annum. Issuance fees shall be calculated on the face amount of the Letter of Credit and shall be payable to the Lender annually in advance. Issuance fees shall be calculated on the basis of the number of days in the Contract Period in respect of the Letter of Credit and a year of 365 days. Each determination by the Lender of the issuance fee applicable to a Letter of Credit shall, in the absence of manifest error, be final, conclusive and binding upon the applicable Borrower.

4.2A	Unused Fees

The Borrower shall pay to the Lender an unused fee equal to three sixteenths of one percent (3/16%) per annum multiplied by the average daily amount by which Five Million Dollars (U.S.$5,000,000) exceeds the aggregate U.S. Dollar Amount of outstanding Revolving Loans. The unused fee shall be payable quarterly in arrears on the first day of each calendar quarter (commencing on July 1, 2006) and on the Revolving Maturity Date. Such fee shall be calculated in the same manner as interest is calculated hereunder.

4.3	Interest on Overdue Amounts

Upon the occurrence and during the continuation of any Default or Event of Default and at the election of the Lender confirmed by written notice to the Borrower, the interest rates applicable to Loans and Letter of Credit fees shall be increased by 3.00% per annum above the rates or fees otherwise applicable hereunder (the “Default Rate”) and all outstanding Obligations shall bear interest at the Default Rate applicable thereto. Interest and fees at the Default Rate shall be payable upon demand made by the Lender and shall be compounded on each Interest Payment Date.

4.4	Interest Act

For purposes of the Interest Act (Canada), where in this Agreement a rate of interest is to be calculated on the basis of a year of 365 days, the yearly rate of interest to which the rate is equivalent is the rate multiplied by the number of days in the year for which the calculation is made and divided by 365.

4.5	Limit on Rate of Interest

(1)	Adjustment. If any provision of this Agreement or any of the other Documents would obligate the Borrower to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by the Lender of interest at a criminal rate, the adjustment to be effected, to the extent necessary, as follows:

(a)	firstly, by reducing the amount or rate of interest required to be paid to the Lender under this Section 4; and

(b)	thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

(2)	Reimbursement. Notwithstanding Section 4.5(1), and after giving effect to all adjustments contemplated thereby, if the Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), then the Borrower shall be entitled, by notice in writing to the Lender, to obtain reimbursement from the Lender in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by the Lender to the Borrower.

(3)	Actuarial Principles. Any amount or rate of interest referred to in this Section 4.5 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of interest (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Revolving Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender shall be conclusive for the purposes of that determination.

4.6	Change in Circumstances

(1)

Reduction in Rate of Return. If at any time the Lender determines, acting reasonably, that any change in any Applicable Law or any interpretation thereof after the date of this Agreement, or compliance by the Lender with any direction, requirement, guidelines or policies or request from any regulatory authority given after the date of this Agreement, whether or not having the force of law, has or would have, as a consequence of the Lender’s obligation under this Agreement, and taking into consideration the Lender’s policies with respect to capital adequacy, the effect of reducing the rate of return on the Lender’s capital to a level below that which the Lender would have achieved but for the change or compliance, then from time to time, upon demand of the Lender, the Borrower shall pay the Lender such additional amounts as will compensate the Lender for the reduction.

(2)	Taxes, Reserves, Capital Adequacy, etc. If, after the date of this Agreement, the introduction of any Applicable Law or any change or introduction of a change in any Applicable Law (whether or not having the force of law) or in the interpretation or application thereof by any court or by any Governmental Authority, central bank or other authority or entity charged with the administration thereof, or any change in the compliance of the Lender therewith now or hereafter:

(a)	subjects the Lender to, or causes the withdrawal or termination of a previously granted exemption with respect to, any Tax or changes the basis of taxation, or increases any existing Tax on payments of principal, interest, fees or other amounts payable by the Borrower to the Lender under or by virtue of this Agreement (except for Excluded Taxes);

(b)	imposes, modifies or deems applicable any reserve, special deposit, deposit insurance or similar requirement against assets held by, or deposits in or for the account of, or loans by or any other acquisition of funds by, an office of the Lender in respect of any Loan or any other condition with respect to this Agreement; or

(c)	imposes any Tax on reserves or deemed reserves with respect to the undrawn portion of the commitment of the Lender hereunder;

and the result of any of the foregoing, in the sole determination of the Lender acting reasonably, shall be to increase the cost to, or reduce the amount received or receivable by the Lender or its effective rate of return in respect of making, maintaining or funding a Loan hereunder, the Lender shall, acting reasonably, determine that amount of money which shall compensate the Lender for the increase in cost or reduction in income.

(3)

Payment of Additional Compensation. Upon the Lender having determined that it is entitled to compensation in accordance with the provisions of this Section 4.6 (“Additional Compensation”), the Lender shall promptly so notify the Borrower and shall provide to the Borrower a photocopy of the relevant Applicable Law or request, as applicable, and a certificate of an officer of the Lender setting forth the Additional Compensation and the basis of calculation thereof, which shall be conclusive evidence of the Additional Compensation in the absence of manifest error. The Borrower shall pay to the Lender within 30 Business Days of the giving of notice the Additional Compensation for the account of the Lender accruing from the date of the notification. The Lender shall be entitled to be paid Additional Compensation from time to time to the extent that the provisions of this Section 4.6 are then applicable notwithstanding that the Lender has previously been paid Additional Compensation.

(4)	Commercially Reasonable. If it is commercially reasonable in the opinion of the Lender receiving Additional Compensation under this Section 4.6, the Lender shall make reasonable efforts to limit the incidence of that Additional Compensation, including seeking recovery for the account of the Borrower following the Borrower’s request and at the Borrower’s expense, if the Lender, in its sole determination, would suffer no appreciable economic, legal, regulatory or other disadvantage as a result.

4.7	Payment of Portion

Notwithstanding any other term or condition of this Agreement, if the Lender gives the notice provided for in Section 4.6 with respect to any Loan (an “Affected Borrowing”), the Borrower may, at its option, upon 30 Business Days notice to the Lender (which notice shall be irrevocable), repay to the Lender in full the Affected Borrowing outstanding together with accrued and unpaid interest on the principal amount so repaid up to the date of repayment, together with such Additional Compensation as may be applicable to the date of payment.

4.8	Illegality

If any Applicable Law, or any change therein or in the interpretation or application thereof by any court or by any Governmental Authority or central bank or comparable agency or any other entity charged with the interpretation or administration thereof, or compliance by the Lender with any request or direction (whether or not having the force of law) of any Governmental Authority, central bank or comparable agency or other entity, now or hereafter makes it unlawful for the Lender to make, fund or maintain a Loan or to perform its obligations under or by virtue of this Agreement, the Lender may, by written notice thereof to the Borrower, terminate its obligations to make further Loans under this Agreement, and the Borrower, if required by the Lender, shall repay forthwith (or at the end of such longer period as the Lender in its discretion has agreed) the principal amount of the Loan together with accrued interest without penalty or bonus and such Additional Compensation as may be applicable to the date of payment and all other outstanding Obligations to the Lender. If any change shall only affect a portion of the Lender’s obligations under this Agreement which is, in the opinion of the Lender, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Lender or the Borrower under this Agreement, the Lender shall only declare its obligations under that portion so terminated.

4.9	Indemnity

(1)

General. The Borrower shall indemnify the Lender and its directors, officers, employees, attorneys and agents (each, an “Indemnified Person”) against all suits, actions, proceedings, claims, losses (other than loss of profits), expenses (including reasonable fees, charges and disbursements of counsel), damages and liabilities including, without limitation, liabilities arising under Environmental

Laws (each, a “Claim”) that the Lender may sustain or incur as a consequence of (a) any default by the Borrower under this Agreement or any other Document, or (b) any misrepresentation (misrepresentation meaning untrue when made) by the Borrower contained in any writing delivered to the Lender in connection with this Agreement, or (c) the Lender entering into this Agreement, or (d) the use of proceeds of the Credit Facility by the Borrower in contravention of the terms of this Agreement, or (e) the operations of the Borrower in contravention of the terms of this Agreement, except that no Indemnified Person will be indemnified for any Claim resulting from its own gross negligence or wilful misconduct.

(2)	Certificate. A certificate of the Lender setting out the basis for the determination of the amount necessary to indemnify the Lender pursuant to this Section 4.9 shall be conclusive evidence, absent manifest error, of the correctness of that determination.

(3)	Survival. It is the intention of the Borrower and the Lender that Section 3.3 and this Section 4.9 shall supersede any other provisions in this Agreement which in any way limit the liability of the Borrower and that the Borrower shall be liable for any obligations arising under Section 3.3 and this Section 4.9 even if the amount of the liability incurred exceeds the amount of the other Obligations. The obligations of the Borrower under these Sections are absolute and unconditional and shall not be affected by any act, omission or circumstance whatsoever, whether or not occasioned by the fault of the Lender, except in respect of gross negligence or wilful misconduct by it. The obligations of the Borrower under Section 3.3 and this Section 4.9 shall survive the repayment of the other Obligations and the termination of the Credit Facility.

SECTION 5

PAYMENTS, REDUCTIONS AND CANCELLATION

5.1	Repayment of the Revolving Facility

All Revolving Loans and other amounts outstanding under the Revolving Facility shall be paid including, without limitation, principal, interest and fees, and the Revolving Facility shall be cancelled, on the Revolving Maturity Date.

5.2	Prepayment

From time to time, prior to the Revolving Maturity Date, the Borrower may (a) in addition to any other prepayment rights it may have under this Agreement, prepay, without penalty, in whole or in part, the Loans outstanding under the Credit Facility provided that all accrued interest with respect to the amount to be prepaid shall have been paid, and/or (b) reduce and cancel the unused Revolving Commitment. Reductions and cancellations shall be in a minimum amount of U.S. $100,000 or whole multiples thereof. The Borrower shall give ten (10) Business Days’ prior notice to the Lender of its desire to make any prepayment, reduction or cancellation substantially in the form attached hereto as Schedule 5.2. Any prepayment shall be applied in accordance with Section 5.6.

5.2A	Mandatory Prepayments

(1)	Repayment of Overadvances – Revolving Facility. If at any time, including without limitation, as a result of exchange rate fluctuations, the aggregate U.S. Dollar Amount of all Revolving Loans exceeds the Revolving Commitment, the Borrower shall, upon written notice from the Lender, repay the aggregate outstanding Revolving Loans to the extent required to eliminate such excess.

(2)	Determination of U.S. Dollar Amount. The Lender may at any time determine the U.S. Dollar Amount of the outstanding Revolving Loans under the Credit Facility and adjust its records accordingly. Any determination made by the Lender in accordance with this Section 5.2A(2) shall be binding on the Loan Parties absent manifest error.

(3)	Total Credit Extensions. If at any time and for any reason the aggregate outstanding principal amount of Revolving Loans shall exceed the lesser of the then (i) Borrowing Base and (ii) applicable Revolving Commitment or if at any time the Revolving Loans plus the aggregate amount of the extensions of credit under the Tecstar Credit Agreement exceed the U.S. $25,000,000, the Borrower shall immediately reduce any pending request for a Revolving Loan on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Loans equal to such excess.

(4)	Paydown. During each month, Borrower shall cause the aggregate amount of the Revolving Loans under this Agreement and the credit extensions under the Tecstar Credit Agreement to be less than U.S. $15,000,000 for at least five (5) consecutive Business Days.

5.3	Payments Generally

All amounts owing in respect of the Credit Facility, whether on account of principal, interest or fees or otherwise, shall be paid in U.S. Dollars other than on account of principal and interest owing with respect to Canadian Prime Rate Loans which shall be payable in Canadian Dollars. Each payment under this Agreement shall be made for value on the day the payment is due, provided that if that day is not a Business Day, the payment shall be due on the Business Day next following such day, unless the Business Day next following the day is in the next following month, in which event the payment shall be made on the immediately preceding Business Day. All interest and other fees shall continue to accrue until payment has been received by the Lender. Each payment shall be made at the Account for Payments at or before 1:00 p.m. on the day the payment is due.

5.4	Taxes

(1)

Payments. All payments to be made by or on behalf of the Borrower under or with respect to this Agreement or any other Document are to be made free and clear of and without deduction or withholding for, or on account of, any present or future Taxes, unless such deduction or withholding is required by Applicable Law. If the Borrower is required to deduct or withhold any Taxes from any amount payable to the Lender (a) the amount payable shall be increased as may be necessary so that, after making all required deductions or withholdings (including deductions and withholdings applicable to, and taking into account all Taxes on, or arising by reason of the payment of, additional amounts under this Section 5.4), the Lender receives and retains an amount equal to the amount that it would have received had no such deductions or withholdings been required, (b) the Borrower shall make such deductions or withholdings, and (c) the Borrower shall remit the full amount deducted or withheld to the relevant taxing authority in accordance with Applicable Laws. Notwithstanding the foregoing, the Borrower shall not be required to pay additional amounts in respect of Excluded Taxes.

(2)	Indemnity. The Borrower shall indemnify the Lender for the full amount of any Taxes (other than Excluded Taxes) imposed by any jurisdiction on amounts payable by the Borrower under this Agreement or any other Document and paid by the Lender and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted, and any Taxes levied or imposed with respect to any indemnity payment made under this Section 5.7. The Borrower shall also, indemnify the Lender for any Taxes (other than Excluded Taxes) that may arise as a consequence of the execution, sale, transfer, delivery or registration of, or otherwise with respect to this Agreement or any other Document. The indemnifications contained in this Section 5.4(2) shall be made within 30 days after the date on which the Lender makes written demand therefor.

(3)	Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes by the Borrower, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment by the Borrower of any Taxes with respect to any amount payable to the Lender hereunder.

(4)	Excluded Taxes. For the purpose of Section 4.6(2)(a) and this Section 5.4, “Excluded Taxes” means, in relation to the Lender, any Taxes imposed on the net income or capital of the Lender by any Governmental Authority as a result of the Lender (a) carrying on a trade or business or having a permanent establishment in any jurisdiction or political subdivision thereof, (b) being organized under the laws of such jurisdiction or any political subdivision thereof, or (c) being or being deemed to be resident in such jurisdiction or political subdivision thereof.

(5)	Survival. The Borrower’s obligations under this Section 5.4 shall survive the termination of this Agreement and the payment of all amounts payable under or with respect to this Agreement.

5.5	No Set-Off

All payments to be made by the Borrower under any Document shall be made without set- off or counterclaim and without any deduction of any kind.

5.6	Application of Payments Before Exercise of Rights

Subject to the provisions of this Agreement, all payments made by or on behalf of the Borrower before the exercise of any rights arising under Section 12.3, or otherwise, shall be paid to the Lender and applied to the Obligations as the Lender may deem advisable in its sole discretion.

5.7	Application of Payments After Exercise of Rights Under Section 12

All payments made by or on behalf of the Borrower after the exercise of any rights arising under Section 12 (including proceeds of any enforcement action taken with respect to the Collateral) shall be paid to the Lender and applied to the Obligations as the Lender may deem advisable in its sole discretion.

SECTION 6

SECURITY

6.1	Further Assurances -Security

Each Loan Party (other than Quantum) shall, forthwith and from time to time on demand, execute and do or cause to be executed and done all assurances and things which in the opinion of the Lender may reasonably be required to give the Lender (or its agent) (so far as may be possible under any relevant laws) a security interest, charge or similar Lien satisfactory to the Lender over all of the property and assets of the Loan Parties (other than Quantum).

6.2	Registration and Perfection

Forthwith after execution and delivery of the Security Documents and from time to time, each Loan Party shall, at the Lender’s request and at the expense of the Borrower register, file or record the same (or instruments granting at least equivalent security) in all offices where such registration, filing or recording is in the opinion of the Lender necessary or of advantage to the creation or perfection of the Security Documents and the Liens created thereby or intended so to be including, without limitation, any land registry offices; and the applicable Loan Party shall deliver to the Lender on demand certificates establishing such registration, filing or recording, and will, at the Lender’s request, do, observe and perform all matters and things necessary or expedient to be done, observed and performed for the purpose of creating, maintaining and preserving as valid and effective security the Liens constituted by the Security Documents and creating, maintaining and preserving the priority thereof.

SECTION 7

CONDITIONS PRECEDENT

7.1	Closing Documentation

The Borrower agrees to furnish the Lender on the Closing Date prior to the initial Loan under this Agreement, all in form and substance satisfactory to the Lender:

(a)	this Agreement duly executed by all parties thereto;

(b)	each Security Document and all other Documents duly executed by all the parties thereto;

(c)	[Reserved];

(d)	officer’s certificates of each Loan Party certifying (a) copies of resolutions of the board of directors or members of each Loan Party evidencing approval of the borrowing hereunder or guarantee thereof; (b) copies of the articles of incorporation and bylaws or other constituent documents, together with all amendments thereto, of each Loan Party; and (c) the incumbency and specimen signatures of those Persons authorized by resolutions of each Loan Party to execute this Agreement and all documents and instruments related thereto;

(e)	certificates of status (or its equivalent) in respect of each Loan Party from the jurisdiction of incorporation of such Loan Party;

(f)	all registrations, recordings and filings of or with respect to the Security Documents and other consents, acknowledgements, waivers or discharges from third parties as necessary, in the opinion of the Lender, to grant to the Lender (or its agent), a first priority perfected security interest and Lien in the Collateral;;

(g)	duly executed payout letter together with the release, discharge and termination of all Liens and registrations of creditors in respect of refinanced short term and long term indebtedness of the Borrower;

(h)	certificate(s) of insurance (i) evidencing the insurance requirements under this Agreement, and (ii) showing the Lender (or its agent) as loss payee on all property insurance and as additional insured on all liability policies (such certificates to contain a standard mortgage clause and a 30 day notice of cancellation/termination clause);

(i)	a certificate of the chief executive officer of each of the Borrowers, that as of the Closing Date, there will have been (i) since the December 31, 2002 audited financial statements of each Loan Party, no material adverse change in the business, financial or other condition of any of the Loan Parties, the industry in which any Loan Party operates, or the Collateral which will be subject to the Security Documents or in the prospects or projections of any of the Loan Parties, (ii) no litigation threatened or commenced which, if successful, would have a material adverse impact on a Loan Party, its business, or its ability to repay the Loans, or which would challenge the transactions under consideration, and (iii) since the December 31, 2002 audited financial statements of each Loan Party, no material increase in the liabilities, liquidated or contingent, of each such Loan Party, or a material decrease in the assets of each such Loan Party;

(j)	Lien search results in form and substance satisfactory to the Lender, including bankruptcy and insolvency, bank act, executions and personal property search results evidencing no Liens ranking in priority to the security of the Lender (or its agent);

(k)	such other documents as the Lender may reasonably request.

7.2	Fees and Expenses

Prior to the making of any Loan under this Agreement, the Borrower shall have paid or caused to be paid all fees and expenses of the Lender hereunder including, without limitation, payment of legal fees and expenses and the upfront fee in the amount of U.S.$5,000 required under the terms of Lender’s commitment letter to the Borrower.

7.3	Conditions Precedent to All Loans

The obligation of the Lender to make a Loan hereunder is subject to fulfillment of the following conditions precedent on the date such Loan is made:

(a)	no Default or Event of Default has occurred and is continuing or would arise as a result of making such a Loan; and

(b)	the representations and warranties of the Borrower contained in Section 8 shall be true and correct in all respects on the date such Loan is obtained as if such representations and warranties were made on such date.

SECTION 8

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants the following to the Lender, which representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement and which representations and warranties shall be deemed to be repeated on each Drawdown Date, mutatis mutandis:

8.1	Existence, Power and Qualification; Location of Offices and Collateral

The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and authorized to do business in each jurisdiction in which failure to so qualify would materially impair the Borrower’s financial condition or the ability of the Borrower to carry on its business; the execution, delivery and performance of this Agreement, and any other documents and instruments required under this Agreement are within the corporate power and capacity of the Borrower, have been duly authorized, are not in contravention of any law applicable to the Borrower or the terms of either of the articles of incorporation or bylaws of the Borrower, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement and any other documents and instruments required under this Agreement, when executed or issued and delivered under this Agreement and appropriate registration statements are filed, will constitute valid, binding and enforceable obligations in accordance with their terms

(subject to limitation or enforcement, if any, by equitable principles, or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors rights generally). The chief executive office and principal place of business of the Borrower and the location of all inventory, records concerning accounts receivable and all other Collateral subject to the Security Documents, are located as set forth in Schedule 8.1 for the Borrower.

8.2	Corporate Name

The Borrower’s corporate name is exactly as set forth in the signature pages of this Agreement and the Borrower has not changed its corporate name, purchased any substantial assets or Capital Stock of any entity, or merged or amalgamated with any other entity, nor has it used an assumed name(s) or any business names or trade names.

8.3	Authorizations and Approvals

The execution, delivery and performance of this Agreement, the Security Documents and any other Documents by the Borrower, (i) are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which the Borrower is a party or by which the Borrower is bound, the violation of which could materially impair the Borrower’s financial condition or ability to carry on its business; (iii) do not violate any law or regulation, or any order or decree of any Governmental Authority; (iv) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (v) do not contravene any provision of the Borrower’s constating documents; (vi) do not require the consent or approval of any Governmental Authority or any other Person, except those that have been duly obtained, made or complied with prior to the effective date of this Agreement; and (vii) do not result in or require the creation or imposition of any Lien of any nature whatsoever upon any property or assets of such party, other than in favour of the Lender (or its agent).

8.4	Litigation

No material litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of the Borrower are threatened against any Loan Party.

8.5	Title to Assets and Liens

The Borrower has good and marketable title to all of the properties and assets reflected on the balance sheet referred to in Section 8.12 hereof and there are no Liens on any assets of the Borrower, except Permitted Liens. The Borrower does not own any interest in (1) any patents or have any patent applications pending, or (2) any trademarks, trademark registrations or tradenames or has any trademark or tradename applications pending. The Borrower has all rights to use all trade names, trademarks, patents and other intellectual and industrial property in any way associated with or relating to the Collateral and to assign such rights to the Lender (or its agent) on an unqualified basis for the purposes of exercising its rights and remedies in respect of the Collateral, which rights and remedies shall not be adversely affected by any event, including, without limitation, the bankruptcy, insolvency or reorganization of any Affiliate of the Borrower or of any other Person.

8.6	Perfection of Security

The security interests granted by the Security Documents will upon filing of appropriate financing statements in the appropriate jurisdictions and with the appropriate public offices constitute valid and continuing first priority liens on, and first priority perfected security interest in, the Collateral in favour of the Lender (or its agent), prior to all Liens except Permitted Liens.

8.7	Real Properties

(1)	Schedule 8.7(1) lists all real or immovable property owned (the “Owned Properties”) or leased (the “Leased Properties”) by the Borrower and sets forth the municipal addresses thereof ( collectively, the “Real Properties”).

(2)	The Borrower is the absolute legal and beneficial owner of, and has good and marketable title in fee simple to, the Owned Properties (including all buildings and structures thereon or appurtenant thereto), free and clear of any and all Liens other than Permitted Liens.

(3)	There are no agreements, options, contracts or commitments to sell, transfer or otherwise dispose of the Owned Properties or which would restrict the ability of the Borrower to transfer the Owned Properties.

8.8	Leases and Leased Properties

(1)	Schedule 8.7(1) describes all leases or agreements to lease under which the Borrower leases the Leased Properties (collectively, the “Leases”). The names of the payees under the Leases, the description of the Leased Properties (all of which are included in the Real Properties), the term, rent and other amounts payable under the Leases are accurately described in Schedule 8.7(1).

(2)	The Borrower is exclusively entitled to all rights and benefits as lessee under the Leases, and the Borrower has not sublet, assigned, licensed or conveyed any rights in the Leased Properties or in the Leases to any other Person.

(3)	All rental and other payments and other obligations required to be paid and performed by the Borrower pursuant to the Leases have been duly paid and performed. The Borrower is not in default of any of its obligations under the Leases.

(4)	The terms and conditions of the Leases will not be affected by, nor will any of the Leases be in default as a result of the completion of the transactions contemplated herein.

8.9	Authorized and Issued Capital

The authorized and issued capital (including all shares, options, warrants, general or limited partnership interests or other equivalents of or in a corporation, partnership, limited partnership or equivalent entity) of the Borrower, Subsidiaries of the Borrower and Affiliates of the Borrower and the registered holders of such capital are as set forth in Schedule 8.9 hereto (together with a corporate chart) and all of the issued and outstanding shares and securities are issued and outstanding as fully-paid and non-assessable and no Person has any option or right to acquire any shares in the capital of the Borrower, Subsidiaries of the Borrower and Affiliates of the Borrower except as set forth in such Schedule. No capital of the Borrower has been issued in violation of any Applicable Law, the articles of incorporation, by- laws or other constating documents of the Borrower or the terms of any shareholders’ agreement or any other agreement to which the Borrower is a party or by which it is bound.

8.10	ERISA

The Borrower does not maintain or contribute to any employee pension benefit plan subject to Title IV of the “Employee Retirement Income Security Act of 1974” (herein called “ERISA”).

8.11	Canadian Benefit and Pension Plans

Schedule 8.11 sets forth all Canada Benefit Plans and Canada Pension Plans adopted by the Borrower as of the date hereof. The Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status. The Borrower does not make any contributions in respect of a multi-employer pension plan. All material obligations of the Borrower (including fiduciary, funding, investment and administration obligations) required to be performed in respect of the Canadian Pension Plans and the Canadian Benefit Plans and the funding agreements therefor have been performed in a timely fashion. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. There are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. The most recent actuarial report respecting each of the Canadian Pension Plans has been filed with all applicable regulatory authorities in a timely fashion and has been delivered to the Lender.

8.12	Financial Statements

To the best of the Borrower’s knowledge, the internal financial statements of each of the Loan Parties dated December 31, 2002 and the most recent financial statements of each of the Loan Parties, previously furnished to the Lender, are complete and correct and fairly present the financial condition of the Loan Parties and the results of their operations as required by GAAP; since said dates there have been no material adverse changes in the financial condition of any Loan Party; no Loan Party has contingent obligations (including any liability for taxes) not disclosed by or reserved against in the financial statements, and at the present time there are no material unrealized or anticipated losses from any present commitment of any Loan Party required by GAAP to be disclosed.

8.13	Tax Returns

All Tax returns and Tax reports of each Loan Party, required by law to be filed, have been duly filed or extensions obtained, and all Taxes (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon the Loan Parties (or any of their properties) which are due and payable have been paid. The charges, accruals and reserves on the books of the Loan Parties in respect of Taxes for all periods are adequate.

8.14	No Default

To the best of the Borrower’s knowledge, there exists no default under the provision of any instrument evidencing any Debt of any Loan Party or of any agreement relating thereto.

8.15	Compliance with Laws

Each Loan Party is in the conduct of its business, in compliance in all material respects with all applicable Canadian and United States federal, state, provincial or local laws, statutes, ordinances and regulations applicable to them. Each Loan Party has all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether Canadian or United States federal, state or local, required to permit the operation of its business as presently conducted, except for any such as may be obtained in the ordinary course of business and lack of which has no material adverse effect on the business as presently conducted.

8.16	Full Disclosure

No representation or warranty by a Loan Party in this Agreement or any Security Document, nor any statement or certificate (including financial statements) furnished or to be furnished to the Lender pursuant hereto contains or will contain any untrue statement of any fact or omits or will omit to state a fact necessary to make such representation, warranty, statement or certificate not misleading when made; provided, as to financial statements, this representation is based on the best knowledge of the Borrower.

8.17	Environmental Litigation

No Loan Party is a party to any litigation or administrative proceeding, nor is any litigation or administrative proceeding threatened against any Loan Party, which in either case (A) asserts or alleges that a Loan Party violated Environmental Laws, (B) asserts or alleges that a Loan Party is required to clean up, remove or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, or (C) asserts or alleges that a Loan Party is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials.

8.18	Environmental Conditions

To the best knowledge of the Borrower, there are no conditions existing currently or likely to exist during the term of this Agreement which would subject a Loan Party to damages,

penalties, injunctive relief or cleanup costs under any applicable Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by such Loan Party.

8.19	Environmental Laws

No Loan Party is subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and no Loan Party has been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws.

8.20	Environmental Approvals

To the best knowledge of the Borrower, each Loan Party has all permits, licenses and approvals required under applicable Environmental Laws.

8.21	Margin Stock

No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any loan hereunder will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any other purpose which might violate the provisions of Regulation G, T, U or X of the said Board of Governors. No Loan Party owns any margin stock.

8.22	Insurance

The Borrower maintains insurance coverage in compliance with the requirements of Section 9.5 particulars of which are set out in Schedule 8.22 hereto.

8.23	Labour Matters

To the best knowledge of the Borrower, as of the Closing Date (1) no strikes or other material labour disputes against any of the Loan Parties are pending or threatened; (2) all payments due from any Loan Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Loan Party; (3) except as set forth in Schedule 8.23, no Loan Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement or any employment agreement (and true and complete copies of any agreements described on Schedule 8.23 have been delivered to the Lender); and (4) there is no organizing activity involving any Loan Party pending or threatened by any labour union or group of employees.

8.24	No Event of Default

To the best knowledge of the Borrower, no event of default listed in Section 12.1 (“Event of Default”) has occurred and is continuing and no event that, with the lapse of time and/or giving of notice or both, would become an Event of Default (“Default”) has occurred and is continuing.

SECTION 9

AFFIRMATIVE COVENANTS

Except as otherwise specified, the Borrower covenants and agrees that it will, so long as the Lender is committed to make any Loans under this Agreement and so long as any indebtedness remains outstanding under this Agreement:

9.1	Financial and Other Information

Furnish to the Lender:

(a)	as soon as available and in any event within ninety (90) days after the end of each fiscal year annual audited individual and consolidated financial statements for each Loan Party, including a balance sheet as of the end of such fiscal year and the related statements of income, retained earnings and cashflows for such fiscal year, each prepared in accordance with GAAP and audited by independent certified public or chartered accountants reasonably acceptable to the Lender and a reliance letter from independent auditors in favour of the Lender;

(b)	as soon as available and in any event within thirty (30) days after the end of each month, a copy of the management prepared individual financial statements for each Loan Party, including a balance sheet and related statements of income, retained earnings and cashflows for such month, prepared in accordance with GAAP, each certified (subject to year-end adjustments) by an officer of the applicable Loan Party;

(c)	from time to time, such further information regarding the business affairs and financial condition of any Loan Party, as the Lender may reasonably request.

9.2	Claims and Taxes

Pay and discharge all Taxes and all contractual obligations calling for the payment of money, before any interest or penalty for non-payment thereof becomes payable, unless and to the extent only that such payment is being contested in good faith and with adequate reserves.

9.3	Access and Audits

Permit the Lender, through its authorized attorneys, accountants and representatives, to examine the books, accounts, records, ledgers and assets of every kind and description of the Borrower at all reasonable times during normal business hours upon oral or written request of the Lender. Notwithstanding the foregoing, the Lender may, at the expense of the Borrower, arrange for an annual (or more frequently, if required by the Lender) account receivables and inventory audits in form and substance satisfactory to the Lender.

9.4	Notice of Default or Material Adverse Change

Promptly notify the Lender of any condition or event of which the Borrower becomes aware which constitutes a Default or Event of Default and promptly inform the Lender of any material adverse change in the financial condition of any Loan Party.

9.5	Insurance

Maintain, and shall cause each of its Subsidiaries to maintain, insurance coverage, adequate fire and extended risk coverage, business interruption, workers’ compensation, public liability and such other insurance coverages as are customarily carried by companies which are engaged in the same or similar business to the business of the Borrower or as may be required by the Lender. All insurance policies shall be in such amounts, upon such terms, and be in form acceptable to the Lender, and shall be carried with insurers acceptable to the Lender. The Borrower shall provide the Lender with a binder of insurance or other evidence satisfactory to the Lender of all insurance coverages and that the policies are in full force and effect, and (a) all property and business interruption insurance coverages upon the Collateral shall name the Lender (or its agent) as a loss payee and include the standard non-contributory “mortgagee” or “secured party” clause approved by the Insurance Bureau of Canada, and provide that no cancellation, reduction in amount or change in coverage thereto shall be effective until at least thirty (30) days after receipt by the Lender (or its agent) of written notice thereof and shall be endorsed to require thirty (30) days advance written notice to the Lender (or its agent) of any cancellation of coverage, and (b) all general liability and other liability insurance shall name Lender (or its agent) as additional insured. If the Borrower or any Subsidiary thereof fails to maintain insurance as provided in this Agreement, such failure shall be a default under Section 12 and the Lender may obtain insurance but shall have no obligation to do so; all amounts so expended by the Lender shall be added to the obligations of the Borrower hereunder or shall be payable on demand at the Lender’s option.

9.6	Corporate Existence

Preserve and maintain the legal existence of the Borrower and such of its rights, licenses and privileges as are material to its business and operations; and qualify and remain qualified to do business in each jurisdiction in which such qualification is material to its business and operations or the ownership of its properties. The Borrower shall keep adequate books and records of account with respect to its business activities, in which proper entries, reflecting all of its financial transactions, are made in accordance with GAAP.

9.7	Compliance with Laws

Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority.

9.8	[Reserved]

9.9	ERISA Compliance

Comply in all respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated and promptly notify the Lender if the Borrower commences to maintain or contribute to any employee pensions benefit plan subject to ERISA and to provide the Lender with such further disclosure as it may request with respect thereto.

9.10	Canada Benefit and Pension Plans

For each existing Canadian Pension Plan, the Borrower shall ensure that such plan retains its registered status under and is administered in a timely manner in all respects in accordance with the applicable pension plan text, funding agreement, the ITA and all other applicable laws. For each Canadian Pension Plan hereafter adopted or contributed to by the Borrower which is required to be registered under the ITA or any other applicable laws, the Borrower shall use its best efforts to seek and receive confirmation in writing from the applicable regulatory authorities to the effect that such plan is unconditionally registered under the ITA and such other applicable laws. For each existing Canadian Pension Plan and Canadian Benefit Plan hereafter adopted or contributed to by the Borrower, the Borrower shall in a timely fashion perform in all material respects all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with such plan and the funding therefor.

9.11	[Reserved]

9.12	Compliance Certificate

The Borrower shall furnish to the Lender concurrently with the delivery of each of the financial statements required by Section 9.1(a) and 9.1(b) hereof, a statement prepared and certified by the chief financial officer of the Borrower (a) stating that as of the date thereof, no condition or event which constitutes a Default or an Event of Default hereunder has occurred and is continuing, or if any such event or condition has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action taken with respect thereto taken or contemplated to be taken by the Loan Parties and (b) stating that the signer has personally reviewed this Agreement and that such certificate is based on an examination sufficient to assure that such certificate is accurate.

9.13	Banking Relationship

The Borrower shall maintain all bank accounts with the Lender.

9.14	Further Assurances

At any time or from time to time, upon the request of the Lender, and at the sole expense of the Borrower, the Borrower shall execute and deliver or cause to be executed and delivered such further documents and do such other acts and things as the Lender may reasonably request in order to effect fully the purpose of this Agreement and other agreements contemplated hereby and to provide for payment of and security for the Loans made hereunder and the rights and powers granted herein in accordance with the terms of this Agreement, including, without limitation, the filing of any financing or continuation statements under the relevant personal property security legislation with respect to the liens and security interests granted in the Security Documents, transferring collateral a security interest in which is perfected by possession to

Lender’s (or its agent’s) possession, and using its best efforts to obtain waivers from landlords and mortgagees. The Borrower also hereby authorizes the Lender (or its agent) to file any financing or continuation statements without the signature of such Loan Party, as applicable, to the extent permitted by applicable law.

SECTION 10

NEGATIVE COVENANTS

Except as otherwise specified, the Borrower covenants and agrees that so long as the Lender is committed to make any Loans under this Agreement and thereafter so long as any indebtedness remains outstanding under this Agreement, the Borrower will not, and will cause its Subsidiaries not to, without the prior written consent of the Lender:

10.1	Changes in Capital Structure

Purchase, acquire or redeem any of its Capital Stock or make any material change in its capital structure, organizational documents or general business objects or purposes.

10.2	Fundamental Change

Fundamentally change the nature of its business, enter into any amalgamation, merger, consolidation, reorganization or recapitalization, or reclassify its Capital Stock or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or assets, of any Person or any shares of stock of any Person except in connection with a corporate restructuring of the Loan Parties which has been approved by the Lender in writing.

10.3	Dispositions

Sell, assign, transfer, convey or otherwise dispose of its assets, whether now owned or hereafter acquired, except sales of inventory in the ordinary and usual course of business and sales or other dispositions of machinery and equipment to the extent not exceeding market value of C$100,000 or the Equivalent Amount thereof during any single fiscal year.

10.4	Guarantees

Guarantee or otherwise in any way become or be responsible for the obligations of any other Person (whether by agreement or otherwise) to purchase the indebtedness of any other Person through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging the indebtedness of any other Person, or otherwise, except guarantees in favor of the Lender and except as listed in Schedule 10.4.

10.5	Indebtedness

Incur, create, assume or permit to exist any Debt, except:

(a)	current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of business;

(b)	all the Loans and other Obligations hereunder;

(c)	purchase money indebtedness and Capital Leases in respect of machinery and equipment, not to exceed C$250,000, or the Equivalent Amount thereof in the aggregate at any time outstanding;

(d)	existing indebtedness described in attached Schedule 10.5(d).

10.6	Dividends

Declare or pay any dividends on, or make any other distribution (whether by reduction of capital or otherwise) with respect to, any shares of any of its capital stock.

10.7	Investments

Purchase or hold beneficially any stock or other securities of, or make any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, or acquire any interest whatsoever in, any other Person or entity, except for existing loans and advances described in attached Schedule 10.7 and loans and advances permitted by Section 10.11.

10.8	Liens and Encumbrances

Create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except for Permitted Liens.

10.9	Business Activity

Engage in any business other than the business in which the Borrower or such Subsidiary is engaged as of the date hereof or any businesses or activities substantially similar or related thereto or take any material action except in the ordinary and usual course of business of the Borrower or such Subsidiary.

10.10	Change of Name; Business Offices

Change its name, identity, jurisdiction of incorporation or relocate its chief executive office or any of its business locations unless the Borrower shall have given the Lender at least thirty (30) days prior written notice thereof and shall have taken all action (or made arrangements to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary or reasonably requested by the Lender to maintain the perfection and priority of the Lender’s (or its agent’s) Lien in the Collateral and to amend any financing statements, continuation statements or other documents so that such statements or documents are not seriously misleading.

10.11	Extension of Credit

Make any loans, advances of credit or extension of credit to any Person, except sales on open account or in the ordinary course of business.

10.12	ERISA

Directly or indirectly, enter into, maintain or make contributions to any employee pension plan that is subject to Title IV or ERISA.

10.13	Canada Benefit and Pension Plans

Directly or indirectly, (a) terminate or cause to terminate, in whole or in part, or initiate the termination of, in whole or in part, any Canadian Pension Plan; (b) permit to exist any event or condition in respect of any Canadian Pension Plan which presents the risk of liability to the Borrower; (c) enter into any new Canadian Pension Plan or Canadian Benefit Plan or modify any such existing plans so as to increase its obligations thereunder; (d) fail to make minimum required contributions to amortize any funding deficiencies under a Canadian Pension Plan within the time period set out in applicable laws; (e) fail to make a required contribution under any Canadian Pension Plan or Canadian Benefit Plan which could result in the imposition of a Lien upon the assets of the Borrower or any of its Subsidiaries within thirty (30) days after the date such payment becomes due, unless such payment is being contested in good faith; (f) make any improper withdrawals or applications of assets of a Canadian Pension Plan or Canadian Benefit Plan; (g) accept payment of any amount from any Canadian Pension Plan; or (h) merge any Canadian Pension Plan with any other pension plan.

10.14	Subsidiaries

Create or acquire any Subsidiary.

10.15	Subordination of Indebtedness

Subordinate any indebtedness due to any Loan Party.

10.16	Capital Expenditures

Make or become obligated to make Capital Expenditures in excess of C$500,000 or the Equivalent Amount thereof in the aggregate for each fiscal year.

10.17	Accounting Practices

Make any significant change in accounting treatment and reporting practices except for changes concurred in by their accountants and the Lender.

10.18	Hedging Activities

Enter into or engage in any transaction involving interest rate, currency or commodity options, swaps, futures contracts or similar transactions.

10.19	Sale -Leasebacks

Engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

10.20	Operating Leases

Enter into any operating lease of equipment or real estate (with any third party), if the aggregate for all such operating lease payments payable in any year for the Loan Parties and their Subsidiaries on a consolidated basis would exceed C$500,000 or the Equivalent Amount thereof.

10.21	Fiscal Year End

Make any change to its fiscal year-end without the prior written consent of the Lender.

SECTION 11

ENVIRONMENTAL PROVISIONS

11.1	Compliance with Environmental Laws

The Borrower shall comply with all applicable Environmental Laws in a timely manner.

11.2	Environmental Notices

The Borrower shall provide to the Lender, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by the Borrower or a cleanup, removal, remedial action or other response by or on the part of the Borrower under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from the Borrower for an alleged violation of Environmental Laws.

11.3	Environmental Conditions

The Borrower shall promptly notify the Lender in writing as soon as the Borrower becomes aware of any condition or circumstance which makes the environmental warranties or representations in this Agreement incomplete or inaccurate as of any date.

11.4	Environmental Consultant

In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate as of any date, the Borrower shall, at its sole expense, retain an environmental professional consultant, reasonably acceptable to the Lender, to conduct a thorough and complete environmental audit regarding the changed condition and/or circumstance and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant’s report will be promptly delivered to the Lender upon completion.

11.5	Environmental Audit

At any time the Borrower, directly or indirectly through any professional consultant or other representative, determines to undertake an environmental audit, assessment or investigation, the Borrower, shall promptly provide the Lender with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope. Upon receipt, the Borrower will promptly provide to the Lender copies of all final findings and conclusions of any such environmental investigation. Preliminary findings and conclusions shall be provided if final reports have not been completed and delivered to the Lender within sixty (60) days following completion of the preliminary findings and conclusions.

11.6	Indemnity

The Borrower hereby indemnifies and holds the Lender, its agents and any of their past, present and future officers, directors, shareholders and employees harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, due to any acts of the Borrower, its officers, directors, shareholders, employees, consultants and/or representatives. In no event shall the Borrower be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of gross negligence of the Lender or its agents or employees. It is expressly understood and agreed that (A) the indemnifications granted herein are intended to protect the Lender and its past, present and future officers, directors, shareholders, employees, agents, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted to the Lender (or its agent), or under any other document or agreement given to secure repayment of any indebtedness from any Loan Party, whether or not such claims arise before or after the Lender has foreclosed upon and/or otherwise become the owner of any such property; (B) all obligations of indemnity as provided hereunder shall be secured by the Security Documents; and (C) the provisions hereof shall be continuing and shall survive the repayment of any indebtedness from the Borrower to the Lender.

11.7	Environmental Approvals

The Borrower shall maintain all permits, licenses and approvals required under applicable Environmental Laws.

SECTION 12

DEFAULTS

12.1	Events of Default

Upon occurrence of any of the following events of default:

(a)	non-payment by the Borrower of any principal, interest, fees or other amounts due under the terms of this Agreement or any Document when due in accordance with the terms thereof;

(b)	default in the observance or performance of any of the conditions, covenants or agreements of the Borrower set forth in Sections 9.3, 9.4, 9.5, 9.13 or Section 10;

(c)	default in the observance or performance of any of the conditions, covenants or agreements of the Borrower set forth in Section 9.1(a) or (b) or 9.12 and continuance for ten (10) days;

(d)	default in the observance or performance of any of the other conditions, covenants or agreements of any Loan Party under any Document herein set forth and continuance of such default for a period of thirty (30) days following the occurrence of such event;

(e)	any representation or warranty made by any Loan Party herein or in any instrument submitted pursuant hereto proves to have been untrue in any material respect when made;

(f)	default in the payment when due of any Debt (other than in clause (a)) of any Loan Party or in the observance or performance of any conditions, covenants or agreements related or given with respect thereto beyond any applicable grace period;

(g)	judgment(s) for the payment of money in excess of the sum of CS$25,000 or the Equivalent Amount thereof in the aggregate shall be rendered against any Loan Party, and such judgment(s) shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its/their entry;

(h)	[intentionally left blank];

(i)	any loss or destruction of the property and/or the assets of a Loan Party;

(j)	any Environmental Liability incurred by any of the Loan Parties which is in excess of the sum of CS$25,000 or the Equivalent Amount thereof in the aggregate;

(k)	any order, judgment or decree shall be entered against any Loan Party or any of its Subsidiaries decreeing the dissolution or division of it and such order shall remain unpaid, undischarged or unstayed for a period in excess of thirty (30) days;

(l)	the Loan Parties and any of its Subsidiaries cease to conduct all or any material part of their business or is enjoined, restrained or in any way prevented by any Governmental Authority from conducting all or any material part of its business affairs and the same is not discharged within thirty (30) business days thereafter;

(m)	any statement, report, financial statement, or certificate made or delivered by any of the Loan Parties or any of its Subsidiaries, or any of their officers, employees or agents, to the Lender (or its agent) is not true and correct in any material respect when made;

(n)	a writ, execution or attachment or similar process is issued or levied against all or any part of the property of any of the Loan Parties in connection with any judgment against such Loan Party in an amount exceeding C$25,000 or the Equivalent Amount thereof and such writ, execution, attachment or similar process is not lifted, stayed or terminated within thirty (30) days of notice of such being received by such Loan Party.

(o)	the commencement or acquiescence of any Loan Party of or in proceedings for substantive relief with respect to such Loan Party in any bankruptcy, insolvency, debt restructuring, reorganization, readjustment of debt, dissolution, liquidation or other similar proceedings (including, without limitation, proceedings under the Bankruptcy and Insolvency Act (Canada), the Winding-up and Restructuring Act (Canada), the Companies’ Creditors Arrangement Act (Canada), or other similar federal, provincial or foreign legislation) including, without limitation, the filing of a proposal or plan of arrangement or a notice of intention to file same, or proceedings for the appointment of a trustee, interim receiver, receiver, receiver and manager, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official with respect to such Loan Party or all or any substantial part of the assets of such Loan Party, or any similar relief;

(p)	petition or any other proceeding or case shall be filed, instituted or commenced with respect to any Loan Party under any bankruptcy, insolvency, debt restructuring, reorganization, incorporation, readjustment of debt, dissolution, liquidation, winding-up or similar law, now or hereafter in effect, seeking the bankruptcy, liquidation, reorganization, dissolution, winding-up, composition or readjustment of debts of any Loan Party, the appointment of a trustee, interim receiver, receiver, receiver and manager, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official for any Loan Party or all or any substantial part of the assets of any Loan Party, or any similar relief, unless such proceedings are commenced by a party other than the Loan Parties and are being diligently contested by such Loan Party, as applicable, and are stayed within thirty (30) days from the date of notice of such proceeding being received by such Loan Party, as applicable, of their commencement and continue to be diligently contested by such Loan Party, as applicable, and stayed until such proceedings are dismissed, vacated or otherwise discharged; and

(q)	any Person including, without limitation, a receiver, receiver and manager, or other similar official whether appointed privately or judicially, is appointed for any Loan Party or takes possession of all or part of its properties or assets unless such appointment is made on the application or by the act of a party other than the Loan Parties without notice to the Loan Parties and is being diligently contested by the Loan Parties and is stayed within thirty (30) days after such appointment and continues to be contested by the Loan Parties, as applicable and stayed until such appointment is dismissed, vacated or otherwise discharged,

(r)	if there shall occur any change in the management, ownership or control of the Borrower which in the sole judgment of Bank is reasonably likely to have a material adverse effect on the Borrower,

(s)	the occurrence of an Event of Default (as defined in the Starcraft Credit Agreement) which has not been waived by the Banks (as defined in the Tecstar Credit Agreement), regardless of whether the Tecstar Credit Agreement has been terminated, then, or at any time thereafter, unless such default is first remedied, the Lender may give notice to the Borrower (a) declaring that its commitment to make further Loans under the Credit Facility has expired or (b) declaring all outstanding indebtedness hereunder to be due and payable, whereupon all indebtedness then outstanding hereunder shall immediately become due and payable without further notice and demand, as the case may be; provided that upon the occurrence of any event specified in Section 12.1(n) to Section 12.1(q) above, the Obligations then outstanding hereunder become immediately due and payable and the Lender’s commitment to make further Loans under this Agreement shall automatically terminate.

Immediately upon receipt of a declaration under this Section 12.1, the Borrower shall pay to the Lender all amounts outstanding hereunder including, without limitation, the maximum amount payable to the Lender under all outstanding Letters of Credit which are unmatured or unexpired, which amounts shall be held by the Lender as collateral security for the Borrower’s obligations with respect to those Letters of Credit. The Borrower shall execute such security documents with respect to those Letters of Credit and any amounts paid in respect thereof as the Lender shall require.

12.2	Waiver of Default

No express or implied waiver by the Lender of any default hereunder shall in any way be or be construed to be a waiver of any future or subsequent default. The Borrower hereby waives any rights now or thereafter conferred by statute or otherwise which may limit or modify any of the Lender’s (or its agent’s) rights or remedies hereunder or under any documents made in connection herewith. The Borrower acknowledge and agree that the exercise by the Lender (or its agent) of any rights or remedies hereunder or under any documents made in connection herewith without having declared an acceleration shall not in any way alter, affect or prejudice the right of the Lender to make such a declaration hereunder at any time.

12.3	Rights Upon Default

Upon the occurrence of a Default or Event of Default hereunder, the Lender is hereby authorized by the Borrower from time to time, without notice to: (a) set off and apply any and all amounts owing by the Lender to the Borrower against and on account of the obligations outstanding hereunder; (b) hold any amounts owing by the Lender as collateral to secure payment of the obligations outstanding hereunder to the extent that those amounts may be required to satisfy any contingent or unmatured obligations; and (c) return as unpaid for insufficient funds any and all cheques and other items drawn against any deposits so held as the Lender in its sole discretion may elect.

12.4	Lender May Debit Accounts

THE BORROWER AUTHORIZES AND DIRECTS THE LENDER, IN THE LENDER’S DISCRETION, TO DEBIT AUTOMATICALLY, BY MECHANICAL, ELECTRONIC OR MANUAL MEANS, ANY BANK ACCOUNT OF THE BORROWER MAINTAINED WITH THE LENDER FOR ALL AMOUNTS PAYABLE BY THE BORROWER UNDER THIS AGREEMENT OR ANY OTHER DOCUMENTS, INCLUDING THE REPAYMENT OF PRINCIPAL AND THE PAYMENT OF INTEREST, FEES AND ALL CHARGES FOR THE KEEPING OF THAT BANK ACCOUNT. THE LENDER SHALL NOTIFY THE APPLICABLE BORROWER AS TO THE PARTICULARS OF THOSE DEBITS IN THE NORMAL COURSE.

SECTION 13

MISCELLANEOUS

13.1	Headings and Table of Contents

The division of this Agreement into Sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

13.2	Number and Gender

Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.

13.3	References

Unless otherwise specified, references in this Agreement to Sections and Schedules are to sections of, and schedules to, this Agreement.

13.4	Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)	the legality, validity or enforceability of that provision in any other jurisdiction.

13.5	Currency

All amounts referred to herein are in U.S. Dollars, unless the context otherwise requires.

13.6	Binding Effect

This Agreement shall be binding upon and shall inure to the benefit of each of the parties signatory hereto and their respective successors and permitted assigns.

13.7	Assignment, Syndication or Participation

The Lender may, upon written notice to the Borrower, resell (through syndication, assignment or participation) all or a portion of its rights and obligations under this Agreement to any other Person. The Borrower may not assign, delegate or transfer all or any portion of its rights and obligations under this Agreement without the prior written consent of the Lender.

13.8	Remedies

The Lender (or its agent) may bring suit at law, in equity or otherwise, for any available relief or purpose including, but not limited to: (A) the specific performance of any covenant or agreement contained in this Agreement or in any other document; (B) an injunction against a violation of any of the terms of this Agreement or any other document; (C) in aid of the exercise of any power granted by this Agreement or any other document or by law; or (D) the recovery of any judgment for any and all amounts due in respect of the Loans.

13.9	Cumulative and Non-Exclusive Rights

No delay or failure of the Lender (or its agent) in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of the Lender under this Agreement are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have.

13.10	Notices

Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth below or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.10. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given one (1) Business Day after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (receipt confirmed in the case of telecopies). The Lender may, but shall not be required to, take any action on the basis of any notice given to it by telephone, but the Company shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

To the Borrower:

1123 South Indiana Avenue

Goshen, Indiana 46528

Attention:

Fax No.:

To the Lender:

500 Woodward Avenue

One Detroit Center, 5th Floor

Detroit, Michigan 48226

Attention: Middle Market Corporate Banking–Paul DeBono

Fax No.: (313) 222-3389

and

Suite 2210, South Tower

Royal Bank Plaza

P.O. Box 61

Toronto, Ontario

Canada

Attention: Robert C. Rosen

Fax No.:

13.11	Remedial Action

Upon the occurrence of any Event of Default or Default as described in this Agreement, the Lender may, without notice to anyone (except as otherwise provided herein), declare the Obligations of the Borrower due forthwith, take all action (remedial and otherwise) as provided herein or in the Security Documents or any other document, instrument or agreement of security or of collateral, and collect, deal with and dispose of all or any part of any security without notice in any manner permitted or authorized by the PPSA or other applicable law.

13.12	Governing Law

This Agreement and all related documents and agreements shall be governed by and construed and enforced in accordance with laws of the Province of Ontario and the laws of Canada applicable therein. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario.

13.13	Further Assurances

The Borrower shall from time to time promptly, upon the request of the Lender, take such action, and execute and deliver such further documents as may be reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement.

13.14	Costs and Expenses

The Borrower shall pay all closing costs and expenses, including (by way of description and not limitation) reasonable outside attorney fees, title policy fees and lien search fees incurred by the Lender in connection with the commitment, consummation and closing of this Agreement. All costs, including reasonable attorney fees (but excluding any costs arising from the wrongful conduct of the Lender), incurred by the Lender in reviewing, revising, protecting or enforcing the Lender’s rights against any Loan Party or defending the Lender from any claims or liabilities by any party or otherwise incurred by the Lender in connection with an Event of Default or the enforcement of this Agreement or the related documents, including (by way of description and not limitation) such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against the Lender which would not have been asserted were it not for the Lender’s relationship with the Loan Parties hereunder or otherwise, shall also be paid by the Borrower.

13.15	Amendments

No amendments or waivers of any provision of this Agreement nor any consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

13.16	Entire Agreement

This Agreement and all Documents constitute the entire agreement between the parties with respect to the subject matter and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral.

13.17	Effectiveness

This Agreement shall become effective upon the execution hereof by the Lender and the Borrower.

13.18	Judgment Currency

If for the purpose of obtaining judgment in any court it is necessary to convert any amount owing or payable to the Lender under this Agreement from the currency in which it is due (the “Agreed Currency”) into a particular currency (the “Judgment Currency”), the rate of exchange applied in that conversion shall be that at which the Lender, in accordance with its normal procedures, could purchase the Agreed Currency with the Judgment Currency at or about noon on the Business Day immediately preceding the date on which judgment is given. The obligation of the Borrower in respect of any amount owing or payable under this Agreement to the Lender in the Agreed Currency shall, notwithstanding any judgment and payment in the Judgment Currency, be satisfied only to the extent that the Lender, in accordance with its normal procedures, could purchase the Agreed Currency with the amount of the Judgment Currency so paid at or about noon on the next Business Day following that payment; and if the amount of the Agreed Currency which the Lender could so purchase is less than the amount originally due in the Agreed Currency, the Borrower shall, as a separate obligation and notwithstanding the judgment or payment, indemnify the Lender against any loss.

13.19	Counterparts

This Agreement may be executed and delivered by way of facsimile and in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

13.20	Waiver of Jury Trial

THE LENDER AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NONE OF THE LENDER AND THE BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDER AND THE BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

13.21	Business Days

Whenever any payment to be made hereunder or under any other Security Document shall be stated to be due and payable on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be computed in computing interest on such payment.

[INTENTIONALLY LEFT BLANK]

The parties have executed this Agreement.

Suite 2210, South Tower	COMERICA BANK, CANADA BRANCH,
Royal Bank Plaza	as Lender
P.O. Box 61
Toronto, Ontario
M5J 2J2	By:
Name:
Telephone: (416) 367-3113 (ext. 242 or 222)	Title:
Facsimile: (416) 367-2460

Attention: Robert Rosen

TECSTAR MANUFACTURING
CANADA LIMITED

By:
Telephone:	Name:
Facsimile:	Title:

Attention:	By:
Name:
Title:

Schedule 1 -Account for Payment

Name of Lender	Account for Payment
Comerica Bank, Canada Branch	•

Schedule 2

Applicable Margin Grid

(basis points per annum)

Applicable Margin
Prime Rate Loans	Canadian Prime Rate Loans	Level

Prime -75 b.p.	Prime +50 b.p.	1

Schedule 3 -List of Branch of Accounts

NAME OF LENDER	BRANCH OF ACCOUNT

Comerica Bank, Canada Branch	Suite 2210, South Tower
Royal Bank Plaza
P.O. Box 61
Toronto, Ontario
M5J 2J2

Telephone: (416) 367-3113
Facsimile: (416) 367-2460

Schedule 5 -List of Security Documents

(a)	Revolving Note executed by the Borrower in favour of the Lender

(b)	Security Agreements executed by each of the Loan Parties (other than Quantum) in favour of the Lender

(c)	Guarantee by Quantum and its Subsidiaries in favour of the Lender

Schedule 2.1(6)(g) -Letter of Credit Rollover Notice

Date:

Comerica Bank, Canada Branch

Suite 2210, South Tower

Royal Bank Plaza

P.O. Box 61

Toronto, Ontario

M5J 2J2

Attention: Robert Rosen

Telephone: (416) 367-3113

Facsimile: (416) 367-2460

Dear Sirs/Mesdames:

We refer to Section 2.1(6)(g) of the credit agreement made as of May 19, 2006 between Tecstar Manufacturing Canada Limited, as Borrower, and Comerica Bank, Canada Branch, a Lender, as amended, restated, supplemented and otherwise modified from time to time (the “Credit Agreement”). Capitalized terms used and not defined herein have the meanings given to them in the Credit Agreement.

We hereby confirm that, under the Revolving Facility:

(a)	we wish the issue of [a] replacement Letter of Credit(s) for the following:

(i)	Letter of Credit No. .

(ii)	Beneficiary .

(iii)	Amount U.S. $ .

(iv)	Expiry Date .

[Repeat for each instrument to be replaced.]

(b)	the replacement Letter(s) of Credit will be subject to the terms and conditions of any agreements applicable to the instrument(s) referred above.

As of the date hereof:

(a)	the representations and warranties of the Borrower contained in the Credit Agreement are true and correct in all material respects;

(b)	both before, and after giving effect to, the Loan requested herein, no Default or Event of Default has occurred and is continuing which has not been waived in accordance with the Credit Agreement.

TECSTAR MANUFACTURING CANADA LIMITED

By:
Name: Title:

2

Schedule 3.1(1) -Notice of Borrowing

Date:

Comerica Bank, Canada Branch

Suite 2210, South Tower

Royal Bank Plaza

P.O. Box 61

Toronto, Ontario M5J 2J2

Attention:    Robert Rosen

Telephone: (416) 367-3113

Facsimile: (416) 367-2460

Dear Sirs/Mesdames:

We refer to Section 3.1(1) of the credit agreement made as of May 19, 2006 between Tecstar Manufacturing Canada Limited, as Borrower, and Comerica Bank, Canada Branch a Lender, as amended, restated, supplemented and otherwise modified from time to time (the “Credit Agreement”). Capitalized terms used and not defined herein have the meanings given to them in the Credit Agreement.

We hereby confirm that we request for a Loan under Revolving Facility as follows:

(a)	☐ Prime Loan for drawdown on in the amount of U.S. $ .

☐ Canadian Prime Loan for drawdown on in the amount of Canadian Dollars .

(b)	Issue of Letters of Credit See attached applications.

As of the date hereof:

(a)	the representations and warranties of the Borrower contained in the Credit Agreement are true and correct in all material respects to the best of my knowledge; and

(b)	both before, and after giving effect to, the Loan requested herein, no Default or Event of Default has occurred and is continuing.

Yours truly,

TECSTAR MANUFACTURING CANADA LIMITED

By:

Name:

Title:

2

Schedule 5.2 – Notice of Cancellation/Reduction

Date:

Comerica Bank, Canada Branch

Suite 2210, South Tower

Royal Bank Plaza

P.O. Box 61

Toronto, Ontario M5J 2J2

Attention:    Philip Buxton

                    Robert Rosen

Telephone: (416) 367-3113

Facsimile: (416) 367-2460

Dear Sirs/Mesdames:

We refer to Section 5.2 of the credit agreement made as of May 19, 2006 between Tecstar Manufacturing Canada Limited, as Borrower, and Comerica Bank, Canada Branch a Lender, as amended, restated, supplemented and otherwise modified from time to time (the “Credit Agreement”). Capitalized terms used and not defined herein have the meanings given to them in the Credit Agreement.

We hereby give you irrevocable notice that we shall prepay certain of the Loans under Revolving Facility and/or reduce and cancel certain unused portions of the Revolving Facility, as follows:

(1)	Date of repayment __________/__________/___________.

                                                         Day            Month             Year

(2)	Aggregate amount of prepayment of U.S. $_____________ (minimum aggregate amount of U.S. $__________ and in U.S. $__________ multiples, in accordance with the following:

Prime Loans of U.S. $______________________

Canadian Prime Loans of Canadian Dollars ______________________

The foregoing prepayment under shall be: (i) in accordance with the conditions set out in Section 5.2 of the Credit Agreement; and (ii) a permanent prepayment and the Revolving Commitment shall be reduced and cancelled accordingly.

Yours truly,

TECSTAR MANUFACTURING CANADA LIMITED

By:
Name:
Title:

2

Schedule 8.1 -Locations of the Business

Registered Office (Chief Executive Office)

•

Principal Place of Business and Location of Collateral

•

Schedule 8.7(1) – List of all Real and Immovable Property

Owned Property

•

Leased Property

•

Schedule 8.9 – Authorized and Issued Capital

Schedule 8.11 – Pension Plans/Benefit Plans

Schedule 8.22 – Insurance

Schedule 8.23 – Collective Bargaining, Management, Consulting and

Employment Agreements, Etc.

Schedule 10.4 – Guaranteed Indebtedness